SECURITIES AND EXCHANGE COMMISSION

                 Washington, DC 20549

     Under the Securities and Exchange Act of 1934



                 (Amendment No. ___ )


                     CONNECT, INC.
                   (Name of Issuer)

             Common Stock, $.001 par value
            (Title of Class of Securities )


                       207528100
                    (CUSIP NUMBER)

1)   Name of Reporting Person     Quaestus Partner Fund
     SS or IRS Identification
     Nos. of Above Person

2)   Check the Appropriate Box               (a)  X
     of A Member of  Group
     (See Instructions)                      (b)

3)   SEC Use Only

4)   Citizenship or Place of       Wisconsin
     Organization

     Number of                (5)  Sole Voting Power 1,094,947
     Shares
     Beneficially Owned       (6)  Shared Voting Power
     by Each Reporting
     Person With              (7) Sole Dispositive Power 1,094,947

                              (8)  Shared Dispositive Power

9)   Aggregate Amount              1,094,947
     Beneficially Owned by
     Each Reporting Person

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
     (See Instructions)

11)  Percent of Class Represented
By Amount in Row 9                 5.88%, based on 18,622,858 total shares
                                   outstanding as of January 23, 1997

12)  Type of Reporting
     Person (See Instructions)     PN

1)   Name of Reporting Person     Quaestus Limited Partnership
     SS or IRS Identification
     Nos. of Above Person

2)   Check the Appropriate Box               (a)  X
     of A Member of  Group
     (See Instructions)                      (b)

3)   SEC Use Only

4)   Citizenship or Place of       Wisconsin
     Organization

     Number of                (5)  Sole Voting Power 7,731
     Shares
     Beneficially Owned       (6)  Shared Voting Power
     by Each Reporting
     Person With              (7)  Sole Dispositive         7,731
                                   Power

                              (8)  Shared Dispositive
                                   Power

9)   Aggregate Amount             7,731
     Beneficially Owned by
     Each Reporting Person

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
     (See Instructions)

11)  Percent of Class Represented
     By Amount in Row 9       0.04%, based on 18,622,858 total shares
                              outstanding as of January 23, 1997

12)  Type of Reporting
     Person (See Instructions)     PN

1)   Name of Reporting Person   Network Partners
     SS or IRS Identification
     Nos. of Above Person

2)   Check the Appropriate Box               (a)  X
     of A Member of  Group
     (See Instructions)                      (b)

3)   SEC Use Only

4)   Citizenship or Place of       Wisconsin
     Organization

     Number of                (5)  Sole Voting Power 4,737,298
     Shares
     Beneficially Owned       (6)  Shared Voting Power
     by Each Reporting
     Person With              (7)  Sole Dispositive  4,737,298
                                   Power

                              (8)  Shared Dispositive
                                   Power

9)   Aggregate Amount              4,737,298
     Beneficially Owned by
     Each Reporting Person

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
     (See Instructions)

11)  Percent of Class Represented
     By Amount in Row 9       25.44%, based on 18,622,858 total shares
                              outstanding as of January 23, 1997

12)  Type of Reporting
     Person (See Instructions)     PN

1)   Name of Reporting Person        Gordon J. Bridge
     SS or IRS Identification
     Nos. of Above Person

2)   Check the Appropriate Box               (a)  X
     of A Member of  Group
     (See Instructions)                      (b)

3)   SEC Use Only

4)   Citizenship or Place of       United States
     Organization

     Number of                (5)  Sole Voting Power 345,000
     Shares
     Beneficially Owned       (6)  Shared Voting Power
     by Each Reporting
     Person With              (7)  Sole Dispositive 345,000
                                   Power

                              (8)  Shared Dispositive
                                   Power

9)   Aggregate Amount            345,000 (includes 345,000 shares issuable upon
     Beneficially Owned by       exercise of stock options exercisable within
     Each Reporting Person       days of December 31, 1996.  A portion of such
                                 shares issued or issuable upon exercise of such stock options is subject to repurchase by the Issuer at the original exercise price in the event of termination of employment, which repurchase right lapses over time.)

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
     (See Instructions)

11)  Percent of Class Represented
     By Amount in Row 9          1.85%, based on 18,622,858 total shares
                                 outstanding as of January 23, 1997

12)  Type of Reporting
     Person (See Instructions)     IN

1)   Name of Reporting Person      Richard W. Weening
     SS or IRS Identification
     Nos. of Above Person

2)   Check the Appropriate Box               (a)  X
     of A Member of  Group
     (See Instructions)                      (b)

3)   SEC Use Only

4)   Citizenship or Place of       United States
     Organization

     Number of                (5)  Sole Voting Power 11,068
     Shares
     Beneficially Owned       (6)  Shared Voting Power
     by Each Reporting
     Person With              (7)  Sole Dispositive 11,068
                                   Power

                              (8)  Shared Dispositive
                                   Power

9)   Aggregate Amount              11,068
     Beneficially Owned by
     Each Reporting Person

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
     (See Instructions)

11)  Percent of Class Represented
     By Amount in Row 9       0.06%, based on 18,622,858 total shares
                              outstanding as of January 23, 1997

12)  Type of Reporting
     Person (See Instructions)     IN

1)   Name of Reporting Person     Charles Wright
     SS or IRS Identification
     Nos. of Above Person

2)   Check the Appropriate Box               (a)  X
     of A Member of  Group
     (See Instructions)                      (b)

3)   SEC Use Only

4)   Citizenship or Place of       United States
     Organization

     Number of                (5)  Sole Voting Power 3,375
     Shares
     Beneficially Owned       (6)  Shared Voting Power
     by Each Reporting
     Person With               (7) Sole Dispositive 3,375
                                   Power

                              (8)  Shared Dispositive
                                   Power

9)   Aggregate Amount              3,375 (includes 3,375 shares issuable upon
     Beneficially Owned by         exercise of stock options exercisable within
     Each Reporting Person         days of December 31, 1996.  A portion of such
                                   shares issued or issuable upon exercise of such stock options is subject to repurchase by the Issuer at the original exercise price in the event of termination of employment, which repurchase right lapses over time.)

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
     (See Instructions)

11)  Percent of Class Represented
     By Amount in Row 9       0.02%, based on 18,622,858 total shares
                              outstanding as of January 23, 1997

12)  Type of Reporting
     Person (See Instructions)     IN

1)   Name of Reporting Person       Terrence J. Leahy
     SS or IRS Identification
     Nos. of Above Person

2)   Check the Appropriate Box               (a)  X
     of A Member of  Group
     (See Instructions)                      (b)

3)   SEC Use Only

4)   Citizenship or Place of       United States
     Organization

     Number of                (5)  Sole Voting Power 3,018
     Shares
     Beneficially Owned       (6)  Shared Voting Power
     by Each Reporting
     Person With              (7)  Sole Dispositive 3,018
                                   Power

                              (8)  Shared Dispositive
                                   Power

9)   Aggregate Amount              3,018
     Beneficially Owned by
     Each Reporting Person

10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
     (See Instructions)

11)  Percent of Class Represented
     By Amount in Row 9       0.02%, based on 18,622,858 total shares
                              outstanding as of January 23, 1997

12)  Type of Reporting
     Person (See Instructions)     IN

Item 1(a) Name of Issuer.

          CONNECT, Inc.

Item 1(b) Address of Issuer's Principal Executive
Office's

          515 Ellis Street
          Mountain View, CA  94043

Item 2(a) Names of Persons Filing.

          Quaestus Limited Partnership
          Quaestus Partner Fund
          Network Partners
          Gordon J. Bridge
          Richard W. Weening
          Charles Wright
          Terrence J. Leahy

Item 2(b) Address of Principal Business Office:

          330 E. Kilbourn Avenue
          Milwaukee, WI  53202

Item 2(c) Citizenship:

          Quaestus Limited Partnership, Quaestus Partner Fund and Network Partners are Wisconsin limited partnerships; Messrs. Bridge, Weening, Wright and Leahy are United States citizens.

Item 2(d) Title of Class of Securities.

          Common Stock, $.001 par value

Item 2(e) CUSIP Number.

          207528100

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  ___  Broker Dealer registered under Section 15 of the Act
          (b)  ___  Bank as defined in Section 3(a)(6)of the Act
          (b) ___ Insurance Company as defined in Section 3(a)(19) of the Act
          (c) ___ Investment Company registered under Section 8 of the Investment Company Act
          (d) ___ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
          (e) ___ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                    see 240.13d-1(b)(1)(ii)(F)
          (f) ___ Parent Holding Company, in accordance with 240.13d-1(b)(ii)(G) (Note: See Item 7)
          (g)  ___  Group, in accordance with 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

(a)  Amount Beneficially Owned

     Quaestus Partner Fund              1,094,947
     Quaestus Limited Partnership       7,731
     Network Partners                   4,737,298
     Gordon J. Bridge                   345,000
     Richard W. Weening                 11,068
     Charles Wright                     3,375
     Terrence J. Leahy                  3,018

(b)  Percent of Class
     Quaestus Partner Fund              5.88%
     Quaestus Limited Partnership       0.04%
     Network Partners                   25.44%
     Gordon J. Bridge                   1.85%
     Richard W. Weening                 0.06%
     Charles Wright                     0.02%
     Terrence J. Leahy                  0.02%

     (*based on 18,622,858 total shares outstanding as of January 23, 1997)

(c)  Number of shares as to which such person has

     (i)  sole power to vote or to direct the vote

          Quaestus Partner Fund              1,094,947
          Quaestus Limited Partnership       7,731
          Network Partners                   4,737,298
          Gordon J. Bridge                   345,000
          Richard W. Weening                 11,068
          Charles Wright                     3,375
          Terrence J. Leahy                  3,018

     (ii) shared power to vote or to direct vote

          not applicable

     (iii) sole power to dispose or to direct disposition of

          Quaestus Partner Fund              1,094,947
          Quaestus Limited Partnership       7,731
          Network Partners                   4,737,298
          Gordon J. Bridge                   345,000
          Richard W. Weening                 11,068
          Charles Wright                     3,375
          Terrence J. Leahy                  3,018

     (iv) shared power to dispose or to direct disposition of

          not applicable

Item  5. Ownership of Five Percent or Less of a Class.

          not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

          not applicable

Item 7.  Identification and Classification of the
Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company.

          not applicable


Item 8. Identification and Classification of Members of the Group.

          Quaestus Partner Fund (PN); Quaestus Limited Partnership (PN); Network Partners (PN); Gordon J. Bridge (IN);Richard W. Weening (IN); Charles Wright (IN); Terrence J. Leahy (IN)

Item 9.  Notice of Dissolution of the Group.

          not applicable

Item 10. Certification.

     After reasonable inquiry and to the best of my knowledge and believe, I certify that the information set forth in this statement is true, complete and correct.



Date February 5, 1997


Quaestus Limited Partnership

/s/ Richard W. Weening                  /s/ Gordon J. Bridge
____________________________            _____________________________
Signature                               Gordon J. Bridge
Richard W. Weening

                                        /s/ Richard W. Weening
                                        _____________________________
                                        Richard W. Weening

Quaestus Partner Fund
                                        /s/ Charles Wright
/s/ Richard W. Weening                  ______________________________
____________________________            Charles Wright
Signature
Richard W. Weening
                                        /s/ Terrence J. Leahy
                                        ______________________________
                                        Terrence J. Leahy

NETWORK PARTNERS

/s/ Richard W. Weening
___________________________
Signature
Richard W. Weening